PRELIMINARY

                               MK RAIL CORPORATION
                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on October 30, 1996

                  As a stockholder of MK RAIL CORPORATION (the "Company"), you are invited to be present, or represented by proxy, at the Annual Meeting of Stockholders, to be held at the Doubletree Hotel Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania on October 30, 1996 at 11:00 a.m., Pittsburgh time, for the following purposes:

     1. To elect John C. Pope and Nicholas J. Stanley to the Board of Directors of the Company, each for terms of three (3) years expiring in 1999. See "Proposal No. 1 -- Election of Directors" in the Proxy Statement.

     2. To amend the Company's Certificate of Incorporation to permit vacancies on the Board or newly created directorships to be filled at meetings of the stockholders called by the Board. See "Proposal No. 2 -- Amendment to the Company's Certificate of Incorporation" in the Proxy Statement.

     3. To amend the Company's Stock Incentive Plan to increase the maximum number of shares which may be issued under such Plan by one million shares. See "Proposal No. 3 -- Amendment to Stock Incentive Plan" in the Proxy Statement.

     4.   To amend the Company's Stock Option Plan for Non-Employee Directors to
          (i) provide for annual stock option awards to the Company's non-employee directors and (ii) increase the maximum number of shares which may be issued under such Plan by 50,000 shares. See "Proposal No. 4 -- Amendment to Stock Option Plan for Non-Employee Directors" in the Proxy Statement.

     5. To ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1996. See "Proposal No. 5 -- Selection of Auditors" in the Proxy Statement.

     6. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

                  Stockholders of record at the close of business on September 13, 1996 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's Common Stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

                  If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

                                              By Order of the Board of Directors



                                              Michael A. Weiss, Secretary

September __, 1996



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                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Summary.......................................................

Proposal No. 1 -- Election of Directors.......................

Information Concerning Directors and Nominees.................

Proposal No. 2 -- Amendment to the Company's Certificate
                    of Incorporation..........................

Proposal No. 3 -- Amendment to Stock Incentive Plan...........

Proposal No. 4 -- Amendment to Stock Option Plan for
                    Non-Employee Directors....................

Proposal No. 5 -- Selection of Auditors.......................

Information Regarding Executive Officers......................

Compensation..................................................

Security Ownership............................................

Certain Relationships and Related Transactions................

Stockholders' Proposals.......................................

General and Other Matters.....................................

                                                                   PRELIMINARY

                               MK RAIL CORPORATION
                              1200 Reedsdale Street
                         Pittsburgh, Pennsylvania 15233

                         ANNUAL MEETING OF STOCKHOLDERS

                                October 30, 1996

                                 PROXY STATEMENT


                  This Proxy Statement and the Notice of Annual Meeting and Form of Proxy accompanying this Proxy Statement, which will be mailed on or about September 27, 1996, are furnished in connection with the solicitation by the Board of Directors of MK Rail Corporation ("MK Rail" or the "Company") of proxies to be voted at the annual meeting of stockholders to be held at the Doubletree Hotel Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania on October 30, 1996 at 11:00 a.m., Pittsburgh time, and any adjournments thereof.

                   Stockholders of record at the close of business on September 13, 1996 (the "record date") will be entitled to one vote at the meeting or by proxy for each share then held. On the record date, there were 17,562,793 shares of Common Stock of MK Rail outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting or may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED, AS SPECIFIED BELOW, TO (i) ELECT JOHN C. POPE AND NICHOLAS J. STANLEY AS DIRECTORS, (ii) APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION, (iii) APPROVE THE AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN, (iv) APPROVE THE AMENDMENT OF THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AND (v) RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                  All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company's Common Stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve or adopt the proposals presented to the meeting and to ratify the appointment of Deloitte & Touche LLP.

                  This Proxy Statement is being solicited by the Board of Directors of MK Rail. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Annual Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or in person without additional compensation therefor.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Election of Directors

                  Two directors are to be elected at the annual meeting each for terms of three (3) years expiring in 1999. The Board of Directors has nominated Nicholas J. Stanley and John C. Pope for election as directors. See "Information Concerning Directors and Nominees" for a description of the business experience of and other information concerning the nominees.

                  To be eligible for election as a director, persons nominated by any stockholder must be nominated in accordance with procedures set forth in the By-laws. Those procedures require that written notice of the nomination be given to the Secretary of the Company at least 60 days prior to the meeting at which the election is to be held, or, if the meeting is not announced at least 75 days in advance, not later than the 10th business day following the announcement of the meeting. The By-laws further require that the stockholder's notice include certain information concerning the nominee as would be required to be included in the Proxy Statement. The Chairman may decline to acknowledge a nomination not made in compliance with the requirements of the By-laws.

                  Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See "Information Concerning Directors and Nominees."

Recommendation

                  The Board of Directors recommends a vote "FOR" the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.


                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

                  The Company's Certificate of Incorporation and By-laws provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the initial directors of the Company expired or will expire at the 1995, 1996 or 1997 annual meeting of the stockholders of the Company, depending upon the particular class in which each such director is placed. The By-laws of the Company require from three to 15 directors as fixed by the Board. The Board has currently been fixed at seven members. The terms of the persons currently serving on the Board expire at the annual meeting of stockholders for the years indicated: John C. Pope and Nicholas J. Stanley (1996); Gilbert E. Carmichael and Michael A. Wolf (1997); and Lee B. Foster II, Robert S. Miller, Jr. and James P. Miscoll (1998).

                  Set forth below is information concerning each director and nominee for director of the Company, including his business experience during the past five years, his positions with the Company and certain directorships held by him. Certain directors hold or have held positions with Morrison Knudsen Corporation ("Morrison Knudsen"), an affiliate of the Company, which owns approximately 63% of the Company's Common Stock. Morrison Knudsen is engaged in wide-ranging businesses in the construction, environmental, industrial, mining and transportation industries. Mr. Miller has served as Morrison Knudsen's representative on the Board. Upon completion of the distribution by Morrison Knudsen to certain of its creditors of shares of the Company's Common Stock owned by Morrison Knudsen, referred to in "Proposal No. 2 -- Amendment to the Company's Certificate of Incorporation -- Background," Mr. Miller will resign from the Board. This stock distribution is expected to occur in the third quarter of 1996.

                  Under the terms of the Stockholders Agreement described below in "Proposal No. 2 -- Amendment to Company's Certificate of Incorporation -- Background," the Common Stock of the Company held by Morrison

Knudsen is subject to voting provisions, which generally will be in effect for a period of approximately two years, that require that until the stock is sold in certain transactions, it must be voted in favor of the Company's nominees to its Board of Directors, a majority of which, under the Stockholders Agreement, are to consist of outside directors. Under the Stockholders Agreement, "outside directors" are directors who (i) are not and have not been employed by Morrison Knudsen or the Company or their respective subsidiaries in an executive capacity within the immediately prior five years; (ii) are not (and are not affiliated with a company or a firm that is) a significant advisor or consultant to the Company or its subsidiaries; (iii) are not affiliated with a significant customer or supplier of the Company or its subsidiaries; (iv) do not have significant personal services contract(s) with the Company or its subsidiaries;
(v) are not affiliated with a tax-exempt entity that receives significant contributions from the Company or its subsidiaries; and (vi) are not spouses, parents, siblings, or children of any person described by items (i) through (v). In order to satisfy the requirements of the Stockholders Agreement, the vacancy on the Board created by Mr. Miller's resignation will be filled by the Board with an outside director.

                  There are no family relationships among directors, nor, except as herein described, are there any arrangements or understandings between any director and another person pursuant to which he was selected as a director or nominee.

                       Nominees for Terms Expiring in 1999

                  John C. Pope, age 47, has served as the Company's Chairman since January 1, 1996, having previously served as a Director of the Company since April 1995. Mr. Pope also serves as a Director Emeritus of UAL Corporation (commercial airline holding company) and United Airlines, Inc. (commercial airline), as a Director of Federal-Mogul Corporation (automotive parts) and as a Director of Wallace Computer Services, Inc. (business forms). Mr. Pope has held various positions with UAL Corporation and United Airlines, Inc., including President and Chief Operating Officer (1992 to 1994) and Director (1988 to
1994), Vice Chairman (1989 to 1992) and Executive Vice President of Marketing and Planning and Chief Financial Officer (1989 to 1990). Prior thereto, Mr. Pope served as Chief Financial Officer of AMR Corporation (commercial airline holding company) and American Airlines, Inc.
(commercial airline).

                   Nicholas J. Stanley, age 32, has served as a Director of the Company since April 1994. Mr. Stanley has served as the President of Stanley Investment & Management (international barter and counter trade programs) since 1990, as the President and Chief Executive Officer of Fine Arts Graphics, Inc. (stationery printing) since 1994, and as a Principal of the Titan Group (real estate investment) since 1990. Mr. Stanley also serves as honorary Consul to the Kingdom of Thailand.


                  Current Directors with Terms Expiring in 1997

                  Gilbert E. Carmichael, age 68, has served as a Vice Chairman of the Company since January 1996, and as a Director since April 1994. He served as Vice Chairman of the Board from April 1994 until March 1995 and as the Company's Chairman from March 1995 until January 1, 1996. Mr. Carmichael also served as Senior Vice President of Morrison Knudsen from 1993 until March 1995. Prior to joining Morrison Knudsen, Mr. Carmichael served as Administrator of the Federal Railroad Administration (1989 to 1993). Mr. Carmichael currently serves on the board of directors of Great Southern National Bank (banking).

                  Michael A. Wolf, age 53, has served as the President and Chief Executive Officer of the Company since July 1996 and as a Director since August 1996. Prior thereto, he served as President and Chief Executive Officer of Pandrol Jackson, Inc. (railroad equipment) from 1994 to June 1996, as President and Chief Operating Officer of Hobart Brothers Company (welding and laser manufacturing) from 1992 to 1994, and as the Executive Vice President of Case Corporation (agricultural equipment) from 1988 to 1992. In addition, from 1972 to 1988, Mr. Wolf held various management positions with increasing responsibility, including as Executive Vice President, at Firestone/Bridgestone, Inc.

                  Current Directors with Terms Expiring in 1998

                  Lee B. Foster II, age 49, has served as a Director of the Company since August 1996. Mr. Foster has held various positions with L. B. Foster Company (railroad and construction products) since 1973, including as President and Chief Executive Officer since 1990.

                  Robert S. Miller, Jr., age 54, has served as a Vice Chairman of the Company since April 1995. Mr. Miller has also served as the Chairman of Morrison Knudsen since April 1995. Prior thereto, he served in various capacities from 1981 to 1992 at Chrysler Corporation (automobile manufacturing), including as Chief Financial Officer and as Vice Chairman. From April 1992 to February 1993, Mr. Miller served as a senior partner in James D. Wolfensohn Inc. (investment banking). He also serves on the boards of directors of Coleman Corporation (outdoor gear), Symantec (computer software), Pope & Talbot (forest products), Fluke Corporation (electronic test measurement equipment) and Federal-Mogul Corporation (automotive parts).

                  James P. Miscoll, age 61, has served as a Director of the Company since September 1994. Mr. Miscoll held various positions with Bank of America from 1962 until his retirement in 1992, including Vice Chairman (1984 to 1992), Executive Officer, Southern California (1985 to 1992), member of the Management Committee (1982 to 1992) and other executive management positions for the bank in New York City, Asia and Europe. Mr. Miscoll currently serves on the boards of directors of Coast Federal Financial, Inc. (financial institution), California Higher Education Loan Authority, Rykoff-Sexton, Inc. (foodstuffs company), Ad Astra Company (mining and contracting) and American International Group, Inc. (insurance and finance).


Meetings of the Board of Directors

                  In 1995, the Board of Directors of the Company conducted 22 meetings. Each director of the Company attended at least 75% of the meetings. In addition, the Board of Directors transacted business on three other occasions by unanimous written consent during 1995.

Committees

                  Four  committees  of the  Board  have  been  established:  the
Executive  and  Finance  Committee,   the  Select  Committee,  the  Compensation
Committee and the Audit Review Committee.

                  The Executive and Finance Committee has all authority, consistent with the Delaware General Corporation Law, as may be granted to it by the Board. Accordingly, the Executive and Finance Committee may have and may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive and Finance Committee will not have the power (except to the extent authorized by a resolution of the Board) to amend the Company's Certificate of Incorporation or By-laws, to fix the designations, preferences, and other terms of any preferred stock of the Company, to adopt an agreement of merger or consolidation, to authorize the issuance of stock, to declare a dividend or to recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company or a revocation of such a dissolution. John C. Pope, Michael A. Wolf and Gilbert E. Carmichael currently serve as the Executive and Finance Committee. Mr. Pope is the Chairman of this Committee. The Executive and Finance Committee met two times in 1995 and on one occasion transacted business by unanimous written consent.

                  Following the March 1995 announcement by Morrison Knudsen of its intention to sell its interest in the Company, the Board of Directors of the Company created a special committee of its then independent directors, the Select Committee, charged with responsibility for addressing all matters concerning the relationship between the Company and Morrison Knudsen, Morrison Knudsen's proposal to sell its shares of the Company and any other potential disposition of or extraordinary transaction respecting the Company. James P. Miscoll, Nicholas J. Stanley and John C. Pope currently serve as the Select Committee. Mr. Stanley is the Chairman of this Committee. The Select Committee met 21 times in 1995. The Select Committee has been inactive since the Committee determined in December 1995 that it was in the best interests of the Company to terminate its efforts to solicit bids for the purchase of the Company in order to focus on continuing operations, cost efficiencies and debt reduction as a means to enhance stockholder value.

                  The Audit Review Committee has responsibility for reviewing the professional services to be provided by the Company's independent auditors, the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. James P. Miscoll and Nicholas
J. Stanley currently serve as the Audit Review Committee. Mr. Miscoll is the Chairman of this Committee. The Audit Review Committee met three times in 1995.

                  The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus, incentive compensation and stock option plans of the Company, and approving the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. Two of the Company's independent directors, Nicholas J. Stanley and James P. Miscoll, currently serve as the Compensation Committee. Mr. Stanley is the Chairman of this Committee. The Compensation Committee met six times in 1995.



    PROPOSAL NO. 2 -- AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION


Background

                  On June 25, 1996, Morrison Knudsen Corporation, a Delaware corporation ("MKC"), filed with the United States Bankruptcy Court for the District of Delaware a voluntary petition for relief pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). MKC owns all of the stock of Morrison Knudsen Corporation, an Ohio corporation ("Morrison Knudsen"). Morrison Knudsen holds 11,149,000 shares of the outstanding Common Stock of the Company (representing approximately 63.5% of the Company's outstanding Common Stock).

                  In anticipation of the bankruptcy filing, on June 20, 1996, the Company and Morrison Knudsen entered into a Stockholders Agreement.
Concurrently the Company entered into an agreement whereby MKC and Morrison Knudsen agreed to sell to the Company, for $34.5 million, the intercompany note from the Company to Morrison Knudsen that had, as of June 30, 1996, an outstanding balance, including accrued interest, of $56.6 million. Under the Stockholders Agreement, which was amended by an amendment dated as of July 25, 1996, the Company agreed to provide registration rights to parties receiving stock of the Company as a part of the Plan of Reorganization of MKC and under which Morrison Knudsen agreed that the stock would be subject to certain standstill and voting provisions for a specified period.

                  The standstill provisions generally prohibit the solicitation of proxies, initiation or inducement of tender offers, and other efforts to influence or control the management or policies of the Company. The voting provisions generally require that the stock will be voted in favor of the Company's nominees to its Board (which is to consist of at least seven members, of which a majority are to be independent directors).

                  In general, the period during which the standstill and voting provisions are in effect will end on the earlier of the date two years after the date (the "Distribution Date") Morrison Knudsen distributes the stock in accordance with the MKC Plan of Reorganization, or the date on which Registrable Securities represent less than 15% of the Company's outstanding shares of common stock; provided, that if a Stockholders Meeting is required to be held (as described below), the time period during which the voting provisions are in effect will expire on the date of the meeting, if earlier than the second anniversary of the Distribution Date, and the time period during which the standstill provisions are in effect will expire 90 days before the meeting. The term "Registrable Securities" is generally defined to mean the stock of the Company held by Morrison Knudsen or its transferees, other than transferees receiving the stock in a registered public offering or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the Bankruptcy Code.

                  Stock of the Company that is distributed as part of the MKC Plan of Reorganization will be subject to transfer restrictions under which transferees must agree to be bound by the provisions of the Stockholders

Agreement, other than transferees receiving the stock in registered public offerings or in "ordinary trading transactions" within the meaning of Section 1145(b)(1) of the U.S. Bankruptcy Code, in each case so long as the transferor does not know the specific identity of the transferee prior to the transfer.

Reason for the Proposed Amendment to Company's Certificate of Incorporation Regarding Directorships

                  The Stockholders Agreement also provides that not more than 120 days nor less than 90 days prior to the second anniversary of the Distribution Date, the holders of stock of the Company subject to the standstill and voting provisions can, at their option, request in writing (an "Election Request") that the Company hold a meeting of stockholders (a "Stockholders Meeting"), which meeting, if effectively requested, is to be held as closely as practicable to the second anniversary of the Distribution Date. At the meeting, assuming the proposed amendment to the Company's Amended and Restated Certificate of Incorporation is adopted and approved, the stockholders of the Company are to be entitled to vote to fill vacancies and/or newly created positions on the Board of Directors of the Company, which vacancies and/or newly created positions, when filled, will constitute a majority of the Company's Board of Directors. In general, an Election Request will not be effective unless it has been executed by holders of Registrable Securities constituting at least 15% of the outstanding common stock of the Company.

                  Section 3 of the Seventh Article of the Amended and Restated Certificate of Incorporation of the Company as in effect provides that subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors, under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. The Board of the Company will be unable to hold a Stockholders Meeting in accordance with an Election Request unless Section 3 of the Seventh Article is amended in accordance with the proposal. As presently in effect, that Section gives exclusive authority to fill vacancies and newly created directorships to the Board and does not give the Board the ability to delegate that authority to the stockholders.

                  Accordingly, in the Stockholders Agreement it was agreed that the Board of Directors of the Company would propose to the stockholders of the Company, and recommend approval of, an amendment to the Company's Amended and Restated Certificate of Incorporation that would permit vacancies on the Board or newly created directorships to be filled, at the sole option of the Board, by the stockholders of the Company at a meeting of the stockholders called by the Board. Neither the proposed amendment nor the holding of a Special Stockholders Meeting will eliminate the classification of the Board of the Company, and the nomination procedures ordinarily in effect for stockholders meetings at which directors are elected will be in effect with respect to any Stockholders Meeting that is held.

                  The Board of Directors determined, in approving the Stockholders Agreement and in approving the proposed amendment to the Company's Amended and Restated Certificate of Incorporation and directing that it be submitted to the stockholders of the Company, that the amendment is in the best interests of the stockholders of the Company. In addition to effectuating the intent and agreements made in the Stockholders Agreement, it will give the Board, at its option, the flexibility to permit stockholders to fill vacancies and/or newly created directorships, which is not an option available to the Board of Directors.

Proposed Amendment to Certificate of Incorporation

                  The Board is proposing that the first sentence of Section 3 of the Seventh Article of the Amended and Restated Certificate of Incorporation of the Company be amended in its entirety to read as follows:

                  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause, will be filled solely by the affirmative vote of the majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director; provided, however, that at the sole option of the Board, effected by resolution of the Board of Directors, one or more such vacancies or newly created directorships may be filled by the stockholders at a meeting of the stockholders called by the Board of Directors.

Recommendation

                  The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.



               PROPOSAL NO. 3 -- AMENDMENT TO STOCK INCENTIVE PLAN


Background Information

                  In March 1994, the Board of Directors of the Company approved a proposed Stock Incentive Plan of the Company effective April 1, 1994 (the "Plan" or the "Stock Incentive Plan") which authorizes the grant of awards in the forms of options to purchase Common Stock, stock appreciation rights ("SARs"), and restricted stock to officers, key employees of the Company and its affiliates and other key individuals (including non-employees). On March 29, 1994, Morrison Knudsen, as the sole stockholder of the Company, approved the Plan.

Proposed Amendment

                  In August 1996, the Board has approved an amendment to the Plan, subject to stockholder approval, to increase the maximum number of shares which may be issued under such Plan by one million shares. The Board believes that the additional shares are needed to attract and retain talented management personnel. See the "New Plan Benefits Table," below, for information concerning the proposed issuance of options to existing management personnel if the stockholders approve the proposed Plan amendment.

Participation in the Plan

                  Set forth below is a table which provides certain information concerning option awards which may be made to John C. Pope, Chairman of the Board, and Michael A. Wolf, the President and Chief Executive Officer, of the Company, if the proposed amendment to the Plan is approved by the stockholders.

                  Under the terms of a stock appreciation rights agreement entered into between the Company and Mr. Pope, if the stockholders approve the increase in the number of shares which may be awarded under the Plan, the Company currently intends (with Mr. Pope's concurrence), within 60 days after such approval, to (i) issue to Mr. Pope options to purchase 110,000 shares of Common Stock for an exercise price equal to the closing price of the Common Stock as reported on Nasdaq on the first trading day ended following the approval, and (ii) cap the price of certain stock appreciation rights previously granted to Mr. Pope with respect to 110,000 shares of the Company's Common Stock (see "Compensation--Executive Compensation--Employment Agreements") at the exercise price of any such new options granted.

                  Similarly, under the terms of a stock appreciation rights agreement entered into between the Company and Mr. Wolf, if the stockholders approve the increase in the number of shares which may be awarded under the Plan, the Company may, within 60 days after such approval, (i) issue to Mr. Wolf options to purchase 400,000 shares of Common Stock for an exercise price equal to the closing price of the Common Stock as reported on Nasdaq on the first trading day ended following the approval, and (ii) cap the price of certain stock appreciation rights previously granted to Mr. Wolf with respect to 400,000 shares of the Company's Common Stock (see "Compensation--Executive Compensation--Employment Agreements") at the exercise price of any such new options granted.

                  The Company has made no determination to issue options under the Plan to Mr. Pope or Mr. Wolf on the terms described above or otherwise, or to issue options under the Plan to any other persons by reason of the adoption of the proposed amendment increasing the number of authorized shares under the Plan. However, the Compensation Committee (the "Committee") has discretion under the Plan to issue such number of options to such of the officers, key employees, agents or consultants of the Company who occupy responsible managerial or professional positions or who have the capability of making substantial contributions to the success of the Company as the Committee determines. Accordingly, the options shown in the "New Plan Benefits" table should not be regarded by stockholders as the only options that can or will be issued under the Plan should it be approved and adopted by the stockholders.

                                              NEW PLAN BENEFITS TABLE
                                      MK Rail Long-Term Stock Investment Plan

Name                                 Dollar Values          Number of Units
- ----                                 -------------          ---------------

John C. Pope                         Not determinable           110,000
Michael A. Wolf                      Not determinable           400,000


Summary of the Plan

         Purpose. The purpose of the Plan is to promote the long-term interests of the Company and its stockholders by providing officers, key employees of the Company and its affiliates and other key individuals (including non-employees) with an additional incentive to promote the financial success of the Company and its affiliates. The Plan authorizes the granting of awards ("Awards") to participants in the following forms: (i) options ("Options") to purchase shares of the Company's $.01 par value Common Stock, (ii) stock appreciation rights ("SARs") and (iii) restricted stock ("Restricted Stock") awards.

         Eligibility. Except as modified below, the class of persons eligible to receive Awards under the Plan are those officers and other key employees of the Company or its affiliates and those non-employees of the Company or its affiliates as designated by the Committee from time to time, but in no case will any member of the Committee be eligible to receive any Award under the Plan.

         Administration. The Plan is administered by the Compensation Committee of the Board of Directors of the Company or such other committee as shall consist of two or more members of the Board of Directors of the Company who are "disinterested persons," as such term is defined in Rule 16b-3 promulgated under
Section 16 of the Exchange Act or any successor provision. The Committee has full authority and power to: (i) construe and interpret the provisions of the Plan and make rules and regulations for the administration of the Plan not inconsistent with the Plan; (ii) decide all questions of eligibility for Plan participation and for the grant of Awards; (iii) adopt forms of agreements and other documents consistent with the Plan; (iv) engage agents to perform legal, accounting and other such professional services as it may deem proper for administering the Plan; and (v) take such other actions as may be reasonably required or appropriate to administer the Plan or to carry out the Committee activities contemplated by other sections of the Plan.

         Shares Subject to Plan. The Common Stock with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. The aggregate fair market value (determined on the date an option is granted) of Common Stock subject to incentive stock options in any calendar year cannot exceed $100,000. The number of shares subject to the Plan is currently 1.5 million. The proposal being considered by the stockholders would increase the number of shares which may be issued by one million.

         Options and SARs. The Committee is authorized to grant to participants Options, which may be incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), and SARS, which may be granted alone or in connection with and exercisable, in whole or in part, in lieu of an Option. Options and SARs under the Plan will be granted subject to, among other things, the following terms and conditions:

         The exercise price per share of Common Stock under an Option or SAR will be determined by the Committee, but may not be less than the Fair Market Value as of the date of grant. For purposes of the Plan, the term "Fair Market Value" means, as applied to a specific date, the mean between the highest and lowest quoted selling price of a share of Common Stock on the NASDAQ National Market System on such date, or if there are no reported sales on such date, on the last preceding date on which sales were reported.

         A participant will have no rights as a stockholder with respect to any Common Stock issuable on exercise of any Option or SAR until the date of the issuance of a stock certificate to the participant for such Common Stock. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in the anti-dilution provisions of the Plan.

         Incentive Stock Options. The terms of any incentive stock options ("ISOs"), which are stock options intended to meet the requirements of Section 422 of the Code, granted under the Plan must comply with the above terms governing Options as modified by the following additional rules:

          (a) The Option must be expressly designated as an ISO by the Committee and in the Award agreement;

          (b) No ISO will be granted more than 10 years from the Effective Date of the Plan and no ISO will be exercisable more than 10 years from the date such ISO is granted;

          (c) The exercise price of any ISO will not be less than the Fair Market Value per share of Common Stock on the date such ISO is granted;

          (d) No ISO will be granted to any individual who at the time such ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate unless the exercise price of such ISO is at least 110% of the Fair Market Value per share of Common Stock at the date of grant and such ISO is not exercisable after the expiration of five years from the date such ISO is granted;

          (e) The aggregate Fair Market Value (determined as of the time any ISO is granted) of any Company stock with respect to which any ISOs granted to a participant are exercisable for the first time by such participant during any calendar year (under the Plan and all other stock option plans of the Company and any of its affiliates and any predecessor of any such corporations) shall not exceed $100,000 as required under Section 422(d)(7) of the Code. (To the extent the $100,000 limit is exceeded, the $100,000 in Options, measured as described above, granted earliest in time will be treated as ISOs);

          (f) No ISO will be granted to an individual who is not an employee of the Company, or its affiliates at the time such ISO is granted; and

          (g) Any other terms and conditions as may be required in order that the ISO qualifies as an "incentive stock option" under Section 422 of the Code or successor provision.

         Stock Appreciation Rights. A stock appreciation right ("SAR") will, upon its exercise, entitle the participant to receive a number of shares of Common Stock or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Fair Market Value of such Common Stock on date of exercise) shall equal the amount by which the Fair Market Value per share of Common Stock on the date of such exercise exceeds the exercise price of such SAR, multiplied by the number of shares of Common Stock with respect of which the SAR shall have been exercised.

         Restricted Stock Awards. The Committee has authority and discretion, except as expressed limited by the Plan, to grant Awards of Restricted Stock and to provide the terms and conditions (which need not be identical among participants) thereof. Awards of Restricted Stock will be evidenced by written agreements in such form as the Committee from time to time shall approve.

         Subject to the applicable restrictions the participant of an Award of Restricted Stock pursuant to the Plan will have all the rights as a stockholder with respect to the shares of Common Stock covered by the Award including, but not limited to, the right to vote such shares, the right to receive cash or stock dividends with respect thereto and the right to participate in any subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company. In the event the participant receives additional shares of Common Stock pursuant to any of the foregoing events, the shares acquired will be subject to the same terms, conditions and restrictions as if such additional shares were received at the date of the original Award.

         Restrictions on Transfers. No Option or SAR nor any right of interest of a participant under the Plan in any instrument evidencing any Option or SAR under the Plan may be assigned, encumbered, or transferred, except, in the event of the death of a participant, by will or the laws of descent and distribution.

         Amendment and Termination. The Board of Directors may amend the Plan from time to time in its sole discretion; provided, however, that no such amendment may, without the approval of the stockholders of the Company if such approval is required by the laws of the State of Delaware or Section 422 of the Code or Rule 16b-3 under the Exchange Act: (a) change the class of persons eligible to receive Awards or otherwise materially modify the requirements as to eligibility for participation in the Plan; (b) increase the aggregate number of shares of Common Stock with respect to which Awards may be made under the Plan;
(c) materially increase the benefits accruing to participants under the Plan; or
(d) remove the administration of the Plan from the Committee or render any member of the Committee eligible to receive an Award under the Plan while serving thereon. No amendment may impair the rights of any participant under any outstanding Award without the participant's consent. The Board of Directors may suspend or terminate the Plan at any time. Upon termination of the Plan, no additional Awards will be granted, but the terms of the Plan will continue in full force and effect with respect to outstanding and unexercised Awards.

         Subject to the terms and conditions and the limitations of the Plan, the Committee may in the exercise of its sole discretion modify, extend or renew the terms of outstanding Awards granted under the Plan, or accept the surrender of outstanding Awards (to the extent not theretofore exercised) and authorize the granting of new Awards in substitution therefor (to the extent not theretofore exercised). The Committee may accelerate the time at which any Option or SAR is exercisable, subject to compliance with the requirements of Rule 16b-3 (or successor provision) under the Exchange Act. No modification of an Award may, without the consent of the participant, impair any rights or obligations under any outstanding Award.

         The Plan terminates on March 29, 2004, and no new Options may be issued after this date; however, then unexpired Options will continue to be exercisable in accordance with their terms.


Recommendation

         The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.


                PROPOSAL NO. 4 -- AMENDMENT TO STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


Background Information

         In March 1994, the Board of Directors of the Company approved a proposed Stock Option Plan for Non-Employee Directors effective April 1, 1994 (the "Non-Employee Director Plan"), which authorizes the grant of options to those members of the Board who are not employees of the Company to purchase Common Stock of the Company. Morrison Knudsen, then the sole stockholder of the Company, approved the Non-Employee Director Plan on March 29, 1994.

Proposed Amendment

         In August 1996, the Board of Directors approved an amendment to the Non-Employee Director Plan, subject to stockholder approval, (i) to grant Options without further Board action, on January 2 of each year, up to and including January 2, 2004, to each non-employee director of the Company to purchase 1,500 shares of the Company's Common Stock for the fair market value of such Common Stock as of the date of the grant and (ii) to increase by 50,000 shares the maximum number of shares which may be issued under such Non-Employee Director Plan. Fair market value means, as applied to a specific date, the mean between the highest and lowest quoted selling price of a share of Common Stock on the Nasdaq National Market System on such date, or if there are no reported sales on such date, on the last preceding date on which sales were reported.


Summary of the Non-Employee Director Plan

                  Purpose. The purpose of the Non-Employee Director Plan is to encourage the highest level of performance from those members of the Board who are not employees of the Company by granting such directors Options to purchase the Company's Common Stock. Ownership of such Common Stock provides non-employee directors with a proprietary interest in the Company's success and increases their identification with the interest of the Company's stockholders.

                  Eligibility.   Each  non-employee   director  is  an  eligible
participant in the Non-Employee Director Plan.

                  Administration. The Executive and Finance Committee of the Board interprets and administers the Non-Employee Director Plan. The interpretation and construction by this Committee of any provision of the Plan is final and binding upon all persons interested in the Plan. No member of this Committee is liable for any action taken or determination made in good faith with respect to the Non-Employee Director Plan.

                  Shares Subject To The Non-Employee Director Plan. The shares of Common Stock issued upon exercise of an Option will be from authorized but unissued Common Stock or from any outstanding Common Stock which has been reacquired by the Company. In the event that an Option terminates for any reason without having been exercised in full, the unpurchased shares of Common Stock subject to that Option will again be available for grant under the Non-Employee Director Plan. The number of shares subject to the Non-Employee Director Plan is currently 100,000. The proposal being considered by the stockholders would increase the number of shares which may be issued by 50,000.

                  Grant Of Option. Under the Non-Employee Director Plan, each current non-employee director is granted an Option to purchase 12,000 shares of Common Stock (the "Initial Option") upon his initial election to the Board. Under the proposal being considered by the stockholders, each non-employee director would also receive annually an Option to purchase 1,500 shares of Common Stock on January 2 of each year (the "Annual Option").

                  Price Per Share. The exercise price for shares covered by the Initial Option is equal to 50% of the fair market value of the Common Stock on the date of grant. The exercise price for shares covered by the Annual Option is equal to 100% of the fair market value of such Common Stock as the date of the grant.

                  Term And Exercise of Option. All Initial Options and Annual Options granted under the Non-Employee Director Plan vest over a three-year period in annual increments of one-third (1/3rd) on each anniversary of the date of the grant; provided, however, that if a participant ceases to be a non-employee director for any reason (other than termination of directorship for "cause"), all vested Options then held by such participant will be exercisable thereafter for a period of three years. In addition, in such circumstances, all unvested Options will terminate 30 days after such person ceases to be a non-employee director. If a participant's directorship is terminated for cause, all vested Options then held by such participant will be exercisable thereafter for a period of 30 days and all unvested Options will automatically terminate on the date of termination as a director.

                  Term Of Plan. The Non-Employee Director Plan terminates on March 29, 2004, and no new options may be issued after this date; however, then unexpired Options will continue to be exercisable in accordance with their terms.


Recommendation

         The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.


                     PROPOSAL NO. 5 -- SELECTION OF AUDITORS

The Proposal

         The Board of Directors appointed Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company and its wholly owned subsidiaries for the fiscal year ending December 31, 1996. This appointment is being presented to stockholders for ratification. Deloitte & Touche LLP audited the Company's financial statements for the year ended December 31, 1995.

         A representative of Deloitte & Touche is expected to attend the meeting and will be afforded an opportunity to make a statement if he or she desires to do so. This representative is also expected to be available to respond to appropriate questions.

Recommendation

         The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS


Information Concerning Executive Officers

         Set forth below is information concerning each executive officer and certain key employees of the Company, including his business experience during the past five years, his positions with the Company and certain directorships held by him. Certain officers hold or have held positions with Morrison Knudsen. Officers are appointed annually by the Board of Directors of the Company and serve, at the pleasure of the Board, until the appointment of their successors. There are no family relationships among the officers, nor, except as hereinafter described, are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office.


Name                    Age   Position

Executive Officers
John C. Pope ........... 47   Chairman of the Board
Gilbert E. Carmichael .. 68   Vice Chairman of the Board
Robert S. Miller, Jr ... 54   Vice Chairman of the Board
Michael A. Wolf ........ 53   President, Chief Executive Officer and Director
William D. Grab ........ 40   Vice President, Controller and Principal
                              Accounting Officer
Thomas P. Lyons ........ 33   Treasurer
Michael A. Weiss ....... 48   Secretary

Other Key Employees
Richard J. Clark ....... 63   President, Clark Industries, Inc.
Joseph S. Crawford, Jr . 51   President, Locomotive Operations
David M. Cullen ........ 53   Executive Vice President, Power Parts Company
James E. Lindsay ....... 42   President, MK Engine Systems Company, Inc.
Theodore E. Nelson ..... 43   President, Touchstone, Inc.
Scott E. Wahlstrom ..... 33   Vice President of Human Resources and
                              Administration
Timothy R. Wesley ...... 34   Vice President of Investor and Public Relations
J. Lynn Young .......... 58   President, Motor Coils

         Executive Officers.

         Michael A. Wolf. See "Information Concerning Directors and Nominees" for a description of Mr. Wolf's relevant business experience.

         John C. Pope. See "Information Concerning Directors and Nominees" for a description of Mr. Pope's relevant business experience.

         Gilbert E. Carmichael. See "Information Concerning Directors and Nominees" for a description of Mr. Carmichael's relevant business experience.

         Robert S. Miller, Jr. See "Information Concerning Directors and Nominees" for a description of Mr. Miller's relevant business experience.

         William D. Grab has served as Vice President, Controller and Principal Accounting Officer since April 1995, having previously held various accounting positions with the Company's Motor Coils subsidiary from 1980 to April 1995.

         Thomas P. Lyons has served as Treasurer of the Company since August 1996, having previously served as the Company's Project Finance Manager from September 1994 to July 1996 and its Senior Financial Analyst from June 1994 to September 1994. From 1993 to June 1994, Mr. Lyons served as a Project Finance Analyst for Morrison Knudsen. Prior to 1993, Mr. Lyons attended business graduate school and college.

         Michael A. Weiss has served as Secretary of the Company since March 1995. He has also served as Secretary and General Counsel of Rouge Steel Company (integrated steel manufacturing) since 1989. Mr. Weiss is a director and a shareholder of the Pittsburgh, Pennsylvania law firm of Doepken Keevican & Weiss Professional Corporation ("DK&W") engaged in the practice of law. He has been a shareholder of DK&W since 1988.

         Other Key Employees.

         Richard J. Clark has served as the President of the Company's Clark Industries, Inc. subsidiary and its predecessors since its founding in 1976.

         Joseph S. Crawford, Jr. has served as President of the Locomotive Group since December 1995. Prior thereto, he served as the Company's Executive Vice President, Locomotive Operations (September 1994 to December 1995) and as Senior Vice President, Operations and Maintenance of the Company (May 1994 to September
1994). From 1988 to May 1994, Mr. Crawford served as Senior Vice President and General Manager of New Jersey Transit Rail Corporation (transit and rail operations).

         David M. Cullen has served as Executive Vice President of the Company's Power Parts subsidiary since May 1994. From 1983 to 1994, Mr. Cullen served as Division Manager of Gates Corporation (rubber and plastic products).

         James E. Lindsay has served as President, MK Engine Systems Company Inc. since August 1996. He had previously served as a Senior Vice President of the Company (1994 to August 1996) and as Senior Vice President Marketing of MK Engine Systems Company, Inc.'s division in Simi Valley, California (formerly Arrowsmith) (1989 to 1994).

         Theodore E. Nelson has served as President, Touchstone, Inc. since August 1996. He had previously served as a Senior Vice President of the Company (1994 to 1996). Mr. Nelson joined Touchstone, Inc. in 1976 and has served as President and a Director of Touchstone, Inc. since 1982. Touchstone, Inc. a manufacturer of locomotive cooling systems, was acquired by the Company in 1994.

         Scott E. Wahlstrom has served as Vice President of Human Resources of the Company since August 1996. Prior thereto, he served as the Company's Corporate Director -- Human Resources (August 1995 to August 1996) and as its Corporate Manager -- Human Resources (1994 to August 1995). He previously served as Manager of International Compensation at Morrison Knudsen from 1992 to 1994. In addition, from 1991 to 1992, Mr. Wahlstrom served as Senior Analyst at Walt Disney Company (entertainment).

         Timothy R. Wesley has served as Vice President of Investor and Public Relations of the Company since August 1996. Prior thereto, he served as the Company's Director, Investor and Public Relations from February 1995 to August 1996. Previously, Mr. Wesley served as Director, Investor and Public Relations (1993 to February 1995) and as Public Relations Manager (1992 to 1993) at Michael Baker Corporation (engineering and construction). In addition, Mr. Wesley served as Marketing Communications Supervisor at Westinghouse Credit Corporation (financial services) from 1988 to 1992.

         J. Lynn Young has served as the President of the Company's Motor Coils subsidiary since August 1996, having previously served as its Executive Vice President from 1986 to August 1996.

                                  COMPENSATION

Director Compensation

         The Company pays each director who is not a full-time employee of the Company or Morrison Knudsen, effective July 1, 1996, $12,000 per year for his services as a director of the Company. In addition, each director is entitled to receive $1,000 for each meeting of the Board or Select Committee attended by such director, and $500 for each other Committee meeting attended by a director who is not a Committee Chairman. Each Committee Chairman receives $1,000 for each Committee meeting attended by such Chairman. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board or any Board Committee.

         Each member of the Select Committee also received $25,000 for his services as a member of this Committee. In addition, John C. Pope, a member of the Select Committee served as the Company's principal negotiator in connection with the Company's solicitation of offers to purchase the Company. As consideration for these additional services, Mr. Pope received compensation of $165,000 (based on a per diem rate of $5,000), plus reimbursement of expenses.

         In addition, the Company adopted a Stock Option Plan for Non-Employee Directors to encourage the highest level of performance for members of the Board of Directors who are not employees of either the Company or Morrison Knudsen, by providing such directors with a proprietary interest in the financial success of the Company. See "Proposal No. 4 -- Amendment to Stock Option Plan for
Non-Employee Directors" of a description of the terms of this Plan. The Company's non-employee directors, Nicholas J. Stanley, James P. Miscoll and Lee
B. Foster II, received and continue to hold options to purchase 12,000 shares of the Company's Common Stock at exercise prices of $7.9375, $4.75 and $2.8438, respectively.

Executive Compensation

         Cash Compensation. The following table describes the compensation paid by the Company or its subsidiaries to (i) all individuals serving as the Company's Chief Executive Officer for the Company's fiscal year ending as of December 31, 1995; (ii) the four most highly compensated executive officers of the Company (other than persons serving as Chief Executive Officer) who were serving as executive officers at December 31, 1995; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to
(ii) but for the fact that the individual was not serving as an executive officer of the Company at December 31, 1995 (collectively, the "Named Executives").



                                            Summary Compensation Table


                                                                                 Long Term Compensation
                                                                          -----------------------------------
                                            Annual Compensation                    Awards             Payouts
                                     ---------------------------------    -----------------------     -------
                                                          Other Annual    Restricted                              All Other
                                                          Compensa-       Stock         Options/      LTIP        Comp-
Name and Position                    Salary     Bonus     tion            Award(s)         SARs       Payouts     ensation
- -----------------                    ------     -----     ------------    --------   ------------     -------     ------------
                             Year      ($)       ($)         ($)            ($)             (#)         ($)           ($)

William J. Agee,
formerly Chairman and ....   1995         0         0            0           0              0            0             0
CEO ......................   1994         0         0            0           0        300,000(1)         0             0


Michael J. Farrell,
formerly President and ...   1995   305,128     300,000(6)   1,636(3)        0              0            0         2,322(7)
CEO ......................   1994   275,000(2)        0      1,728(3)        0        200,000(4)         0             0

Thomas J. Reinecke,
formerly Executive Vice ..   1995   235,542     225,000(6)   1,082(3)        0              0            0         3,331(7)
President ................   1994   216,666(2)        0      1,193(3)        0        150,000(4)         0             0


Joseph G. Fearon,
formerly Executive .......   1995   201,038     100,000(6)       0           0         30,000(9)         0         1,401(7)
Vice Pesident ............   1994   205,919           0     51,183(8)        0         60,000(10)        0         5,700

Joseph S. Crawford,
Jr., President ...........   1995   200,858     200,000(6)       0           0         50,000(9)         0           764(7)
Locomotive Group .........   1994   126,087           0          0           0        100,000(10)        0           280(7)

J. Jeremy T
Whatmough, formerly
Executive Vice
President, Purchasing ....   1995   151,657      75,000(6)       0           0         30,000            0         1,512(7)
and Logistics ............   1994    17,308           0     14,245(11)       0         60,000            0           162(7)











- ----------------

     1 Under the terms of his employment agreement with the Company, Mr. Agee was not entitled to receive any compensation from the Company other than an option to purchase 300,000 shares of the Company's Common Stock. The options to purchase 300,000 shares were terminated following the termination of Mr. Agee's employment with the Company in February 1995.

     2 Includes compensation paid by the Company's Motor Coils subsidiary to Mr. Farrell and Mr. Reinecke.

     3    This amount represents imputed income for the use of a Company car.

     4 These options were granted under the Company's Stock Incentive Plan. In April 1995, Mr. Farrell and Mr. Reinecke returned to the Company the options awarded to them and these options were canceled in May 1995.

     5 The options shown are options to purchase the Company's Common Stock at an exercise price of $10.13 per share. These options were granted under the Company's Stock Incentive Plan. They have become exercisable with respect to 25% of the shares and will become exercisable with respect to the balance of the shares in equal increments on November 29, 1996, 1997 and 1998, unless earlier terminated. These options terminate on November 29, 2004, subject to earlier termination upon cessation of an officer's employment with the Company.

                                       15





     6 The amount shown in this column represents a bonus pursuant to a retention program adopted by the Company in an effort to maintain the then current management team in the face of uncertainties created by its efforts during 1995 to sell the Company.

     7 The amount shown in this column represents the payment of insurance premiums for term life insurance.

     8 The amount shown in this column includes $5,799 as reimbursement for temporary living and housing expenses in Australia, a $37,115 reimbursement for Australian taxes paid by Mr. Fearon and an $8,269 reimbursement for miscellaneous moving expenses.

     9 The options shown are options to purchase the Company's Common Stock at an exercise price of $8 per share. These options were granted under the Company's Stock Incentive Plan. They will become exercisable with respect to 25% of the shares on October 5, 1996 and with respect to the balance of the shares in equal increments on October 5, 1997, 1998 and 1999, unless earlier terminated. These options terminate on October 5, 2005, subject to earlier termination upon cessation of an officer's employment with the Company. In April 1996, Messrs. Crawford and Whatmough agreed to exchange the options granted to them in 1995 for a like number of new options at an exercise price of $8 per share (subject to adjustment as described below). The new options will become exercisable with respect to 25% of the shares on each of March 31, 1997, 1998, 1999 and 2000, unless earlier terminated. Based upon the pre-tax income level of the Company for fiscal year 1996 and the Company's ability to meet certain targeted performance standards, the exercise price may be adjusted downward to as low as $5 per share. These options terminate on March 31, 2006, subject to earlier termination upon cessation of an officer's employment with the Company.

     10 One-half of the options shown for Mr. Crawford for 1994 and all of the options shown for Mr. Fearon for 1994 represent options to purchase shares of the Company's Common Stock at an exercise price equal to the initial public offering price of the Company's Common Stock, $16 per share. These options were granted under the Company's Stock Incentive Plan. They became exercisable with respect to 75% of the shares and will become exercisable with respect to the balance of the shares on July 20, 1997, unless earlier terminated. These options terminate on April 26, 2004, subject to earlier termination upon cessation of an officer's employment with the Company.

          The remaining options shown for Mr. Crawford for 1994 represent options to purchase 50,000 shares of the Company's Common Stock at an exercise price equal to $10.13 per share. These options were granted under the Company's Stock Incentive Plan. They have become exercisable with respect to 25% of the shares and will become exercisable with respect to the balance of the shares in equal increments on November 29, 1996, 1997 and 1998, unless earlier terminated. These options terminate on November 29, 2004, subject to earlier termination upon cessation of an officer's employment with the Company.

     11 This amount includes $11,800 paid by the Company to Mr. Whatmough as consulting fees and $2,445 for reimbursement of moving expenses.

         Options Awards. The following table sets forth information concerning options to purchase the Company's Common Stock or stock appreciation rights ("SARs") with respect to the Company's Common Stock granted to Named Executives in 1995.


                      Option/SAR Grants in Fiscal Year 1995


                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                          Annual Rates of
                                                                                                            Stock Price
                                                                                                         Appreciation for
                                      Individual Grants                                                    Option Term(2)
- -------------------------------------------------------------------------------------------------        ----------------------
                                  Number of       % of Total
                                 Securities      Options/SARs
                                 Underlying       Granted to          Exercise
                                 Option/SARs      Employees        or Base Price       Expiration
Name                            Granted (#)(1)    in Fiscal Year       ($/Sh)             Date           5% ($)         10% ($)
- ----                            --------------    --------------       ------             ----           ------         -------
William J. Agee                       --               --                  --              --              --              --

Michael J. Farrell                    --               --                  --              --              --              --

Thomas J. Reinecke                    --               --                  --              --              --              --

Joseph G. Fearon (3)                30,000            5.6%             $   8.00         10/5/05         150,935         382,498

Joseph S. Crawford, Jr.(4)          50,000            9.4%             $   8.00         10/5/05         251,558         637,497

J. Jeremy T. Whatmough (4,5)        30,000            5.6%             $   8.00         10/5/05         150,935         382,498


     1 The options shown are options granted to purchase the Company's Common Stock at an exercise price of $8 per share. These options were granted under the Company's Stock Incentive Plan. The options vest with respect to 25% of the shares on each of October 5, 1996, 1997, 1998 and 1999, and terminate on October 5, 2005, subject to earlier termination upon cessation of an officer's employment with the Company (as is the case with certain former officers (see notes 3 and 5 below)).

     2 The potential realizable value shown is calculated based upon appreciation of the Common Stock issuable under options, calculated over the full term of the options assuming 5% and 10% annual appreciation in the value of the Company's Common Stock from the date of grant, net of the exercise price of the options.

     3 Mr. Fearon ceased to be employed by the Company on August 29, 1996 and, accordingly, this option terminates on November 27, 1996. Mr. Fearon will not realize any value from the options he holds unless he exercises such options prior to such date.

     4 On April 4, 1996, the Board granted new options to Mr. Crawford and Mr. Whatmough and certain other directors, executive officers and key employees in exchange for the cancellation of their existing options. The new options have an exercise price of $8 per share (subject to adjustment as described below). The new options will become exercisable with respect to 25% of the shares on each of March 31, 1997, 1998, 1999 and 2000, unless earlier terminated. Based upon the pre-tax income level of the Company for fiscal year 1996 and the Company's ability to meet certain targeted performance standards, the exercise price may be adjusted downward to as low as $5 per share. These options terminate on March 31, 2006, subject to earlier termination upon cessation of an officer's employment with the Company.



     5 Mr. Whatmough resigned from his position on August 2, 1996 and, accordingly, this option terminates on October 31, 1996. Mr. Whatmough will not realize any value from the options he holds unless he exercises such options prior to such date.


         Option Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executives. None of the Named Executives exercised any options in 1995.


               Aggregated Option/SAR Exercises in Fiscal Year 1995
                          and FY-End Option/SAR Values


                                                                Number of
                                                                Securities               Value of
                                                                Underlying             Unexercised
                                                               Unexercised             In-the-Money
                                                              Options/SARs at         Options/SARs at
                                                              Fiscal Year End (#)    Fiscal Year End ($)
                        Shares Acquired    Value Realized        Exercisable/          Exercisable/
Name                      on Exercise (#)       (#)            Unexercisable(1)        Unexercisable
- ----                      ---------------       ---            ----------------        -------------

William J. Agee               0                  0                0/0                      0/0
Michael J. Farrell            0                  0                0/0                      0/0
Thomas J. Reinecke            0                  0                0/0                      0/0
Joseph G. Fearon              0                  0                30,000/60,000            0/0
Joseph S. Crawford, Jr        0                  0                37,500/112,500           0/0
J. Jeremy T. Whatmough        0                  0                15,000/75,000            0/0
                                                                                                                                 ---


     1 This information is presented as of December 31, 1995. See Notes 1 and 3 to the "Option/SAR Grants in Fiscal Year 1995" table and the notes to the "Summary Compensation Table" above for a description of the terms of the options listed in this table and certain options subsequently issued in exchange for such options.

         Employment Agreements. Effective as of December 29, 1995, the Company entered into an employment agreement with John C. Pope for a term of two years commencing January 1, 1996, subject to automatic one-year extensions (unless notice of termination is given), under which Mr. Pope agreed to serve as Chairman of the Board of the Company. Under the terms of his employment agreement, Mr. Pope will be expected to devote on average no more than three days per week to the business and affairs of the Company. The agreement provides for payment to Mr. Pope of an annual base salary of $350,000. The agreement also provides for a restricted stock award to him under the Company's Stock Incentive Plan of 50,000 shares of the Company's Common Stock, with the sale restrictions to lapse on 25,000 of the shares on January 1, 1997, and to lapse on the remaining 25,000 shares on January 1, 1998, or, as to all shares, upon the earlier occurrence of a change in control of the Company. In addition, Mr. Pope received stock appreciation rights ("SARs") in respect of 300,000 shares of the Company's Common Stock (190,000 shares of which were awarded under the Company's Stock Incentive Plan, and the balance outside of such Plan). The SARs respecting 150,000 shares will become exercisable on December 29, 1996, with the SARs as to the remaining 150,000 shares to become exercisable on December 29, 1997, subject to earlier vesting if the Company terminates Mr. Pope's employment other than for cause.

         Effective as of July 1, 1996, the Company entered into an employment agreement with Michael A. Wolf for a period of 24 months, subject to automatic extensions for periods of 24 months through July 1, 2001 (unless notice of termination is given), under which Mr. Wolf has agreed to serve as President and Chief Executive Officer of the Company. The agreement provides for payment to Mr. Wolf of a base salary of $375,000 per annum. Mr. Wolf received a single payment of $100,000 upon execution of the agreement, which Mr. Wolf is obligated to repay to the Company if he voluntary terminates his employment before July 1, 1997. The agreement also provides for a restricted stock award to him under the Company's Stock Incentive Plan of 100,000 shares of the Company's Common Stock, with the sale restrictions to lapse as to all shares at the close of business on June 30, 2001, so long as Mr. Wolf is still in the employ of the Company or upon the earlier occurrence of a change of control of the Company. In addition, Mr. Wolf received SARs in respect of 400,000 shares of the Company's Common Stock. Due to the insufficiency of stock available under the Stock Incentive Plan, such SARs were issued pursuant to a stock appreciation rights agreement between the Company and Mr. Wolf. Under certain circumstances as described under "Proposal No. 3 -- Amendment to Stock Incentive Plan -- Participation in the Plan," the Company may issue a like number of options under the Stock Incentive Plan and cap the price of these SARs.

         The agreement further provides that if the Company terminates Mr. Wolf's employment in connection with a "change of control" or other than for cause, Mr. Wolf is entitled to (i) the continuation of his salary for the remainder of the term or a single payment in an amount equal to the present value of such salary continuation payments; (ii) retention of any rights with respect to the SARs and Plan options; (iii) immediate vesting in the grant of 100,000 shares of the Company's common stock; (iv) continuing benefits for 12 months or until Mr. Wolf finds new employment; and (v) a relocation fee in the amount of $50,000 less $10,000 for each full year of employment with the Company. The agreement also contains a non-competition provision which generally restricts Mr. Wolf from competing with the Company for two years following the termination of his employment from the Company.

         The Company entered into an employment agreement with Michael J. Farrell in March 1994 for a term of five years, subject to successive one-year extensions, under which he agreed to serve as President and Chief Operating Officer of the Company. No adjustment to the terms of this agreement was made by reason of Mr. Farrell's promotion to Chief Executive Officer in February 1995. Under the terms of his employment agreement, Mr. Farrell received an annual base salary of $300,000, and became entitled to participate in any long-term cash incentive programs adopted by the Company. Mr. Farrell resigned as President and Chief Executive Officer of the Company effective April 3, 1996 and all rights and benefits under his Employment Agreement terminated as of that date. The Company and Mr. Farrell entered into a Consulting Agreement effective April 4, 1996 pursuant to which the Company engaged Mr. Farrell as a consultant on an "as called" basis through July 3, 1996. Mr. Farrell was paid aggregate consulting fees of $150,000 under the Consulting Agreement. In addition, Mr. Farrell received a retention payment of $300,000 on May 1, 1996, pursuant to the retention program adopted by the Company.

         In October 1991, the Company's Motor Coils subsidiary entered into an employment agreement with Thomas J. Reinecke for a term of five years, under which he has agreed to serve as an executive officer of Motor Coils. Under the terms of such employment agreement, Mr. Reinecke's annual base salary was fixed at $200,000 (subsequently increased to $225,000), and he became eligible to receive an annual bonus based on Motor Coils' performance. Mr. Reinecke resigned as Executive Vice President of the Company effective March 31, 1996 and all rights and benefits under his employment agreement terminated as of that date. The Company and Mr. Reinecke entered into a Consulting Agreement effective April 1, 1996 pursuant to which the Company engaged Mr. Reinecke as a consultant as an "as called" basis through June 30, 1996. Mr. Reinecke was paid aggregate consulting fees of $86,250 under the Consulting Agreement. In addition, Mr. Reinecke received a retention payment of $225,000 on May 1, 1996, pursuant to the retention program adopted by the Company.

         The Company entered into an employment agreement with Joseph G. Fearon in October 1995 for a term which expires on November 8, 1998. Under the terms of his employment agreement, Mr. Fearon's annual base salary was set at $200,000 and he received a bonus equivalent to six months' base salary pursuant to a retention program adopted by the Company. Mr. Fearon ceased to be employed by the Company on August 29, 1996. The Company and Mr. Fearon are currently discussing severance terms.

         The Company has entered into severance agreements with J. Jeremy T. Whatmough and Joseph S. Crawford, Jr. which provide for continuation of their salaries for a period of one year in the event of their termination in certain circumstances. Mr. Whatmough resigned from the Company effective August 2, 1996 and, in addition to the payment of his annual salary of $150,000 through August 2, 1997 under the severance agreement, Mr. Whatmough also received a $15,000 relocation payment from the Company.

         The Company may also enter into employment agreements with other executive officers of the Company from time to time.

         Retention Program. In an effort to maintain the then current management team in the face of uncertainties created by a prospective sale of the Company, the Company adopted retention programs for executives and certain staff members. Under the executive retention program, executives who remained with the Company for six months after the adoption of the retention program in April 1995 received bonuses of from 50% to 100% of their annual salaries in November 1995. In October 1995, the Company extended this program for an additional six months so that executives who remained with the Company for six additional months, until May 1996, received another bonus of from 50% to 100% of their annual salaries. In addition to retention bonuses, if the executives are terminated without cause within 24 months after a change of control of the Company, they are entitled to receive severance payments equal to 100% to 200% of their annual salaries. The staff retention program was similarly structured with lower bonuses and severance payments.

         Executive Incentive Plan. The Company established an Executive Incentive Plan ("Executive Incentive Plan"), under which key officers and employees of the Company may earn cash bonuses. The terms of the Executive Incentive Plan are described under "Compensation -- Report of the Compensation Committee."

         Long-Term Incentive Plan. The Company has adopted two long-term incentive plans in which certain Named Executives and other executive officers and key employees of the Company are eligible to participate. The terms of these incentive plans are described under "Compensation -- Report of the Compensation Committee."

         Stock Incentive Plan. The Company has adopted a Stock Incentive Plan pursuant to which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, phantom stock units and similar awards may be made to officers and key employees. The terms of this plan are described under "Compensation -- Report of the Compensation Committee."

Compensation Committee Interlocks and Insider Participation

         During 1995, Nicholas J. Stanley and James P. Miscoll served as the Compensation Committee. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving either of these individuals.

Report of the Compensation Committee

         The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus, incentive compensation and stock option plans of the Company, and approving the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company.

         Philosophy. The Company's policies on executive compensation are designed to (i) provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, (ii) compensate employees in a manner best calculated to recognize individual, group and Company performances, and (iii) seek to align the interests of the employees with the interests of the Company's stockholders.

         Components of Executive Officer Compensation. Executive officer compensation includes salary, benefits and incentive bonuses in the form of awards of stock, stock options and stock appreciation rights, and cash bonuses under certain incentive or performance plans. Salary determinations are based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and experience. In no such case did the Compensation Committee undertake a formal survey or analysis of compensation paid by other companies.

         Through bonuses and the incentive plans described below, the Company seeks to reward its executives for the Company's performance. In addition, certain executives are or, during 1995, were entitled to compensation, including incentive compensation, pursuant to the terms of their employment agreements. See "Compensation -- Executive Compensation -- Employment Agreements." The Company has also established a retention program for its executives as described under "Compensation -- Executive Compensation -- Retention Program."

         Long-Term Incentive Plan. The Company has adopted two long-term incentive plans in which certain Named Executives and other executive officers and key employees of the Company are eligible to participate: the Long-Term Performance Compensation Benefit Plan ("Three-Year Plan") and the MK Rail Long-Term Incentive Plan ("Five-Year Plan").

         The Three-Year Plan is designed to compare Total Shareholder Return (as defined in the applicable plan) at the end of an initial period (April 1, 1994 to December 31, 1996) and each rolling three-year period thereafter against Total Shareholder Return for each of four other competitors. In the event of a change in control of the Company, each active participant would be entitled to receive a pro rata portion of the benefit payable under the plan for any pending performance period (based on 30-day average closing prices as of the month immediately preceding the month in which the change in control occurs) as soon as practicable following such change in control. Joseph S. Crawford, Jr. participates in the Three-Year Plan.

         The Five-Year Plan measures annually over a five-year period (January 1, 1994 to December 31, 1998) the Company's after-tax net income as a percentage of its average total capital ("Return on Total Capital"). An award pool is created each year in the amount by which the Company's cumulative net income exceeds (or falls below) a Return on Total Capital at a rate to be determined by the Board of Directors. To the extent that the Company's Return on Total Capital falls below the goal in any given year, the award pool is calculated as a negative number. A participant shares in the annual pool (which may be positive or negative for a given year) based on sharing percentages established by the Compensation Committee. Both positive and negative annual performance is accrued throughout the five-year period. The "cumulative" five-year award, if any, will be adjusted at the end of the performance period if the compound annual growth rate in the Company's stock price exceeds certain targets. Michael J. Farrell formerly participated in the Five-Year Plan.

         No awards were made to or accrued for the benefit of any participant under either the Three-Year Plan or the Five-Year Plan in 1995.

         Executive Incentive Plan. The Company established an Executive Incentive Plan ("Executive Incentive Plan"), under which key officers and employees of the Company may earn cash bonuses. Participants in the Executive Incentive Plan are selected by the Compensation Committee based on their level of responsibility, salary and past and prospective contributions to the business and growth of the Company. Under the Executive Incentive Plan, cash awards may be made to individuals from an award fund established annually by the Company. The amount of the award fund is based on criteria established by the Compensation Committee. The criteria may be described in terms of Company-wide objectives, such as net income, return on capital and cash flow, or such other or similar objectives which are related to performance of a subsidiary corporation, division, department or function within the Company.

         The amount of the award fund for any year may not in any event exceed 9.55% of the Company's net profit after taxes for such year. Each participant potentially may receive an award from the award fund up to a specified percentage of the participant's base salary, which percentage generally ranges from 20% to 50% depending on the participant's organizational duties. The Compensation Committee may modify individual awards but in no event may the Compensation Committee increase by more than 50% the award otherwise payable. Awards are subject to forfeiture if a participant's employment terminates prior to receipt of the award unless termination is due to retirement, death, permanent disability or, after a change in control of the Company, by the Company for Cause (as defined in the Executive Incentive Plan) or by the participant without Good Reason (as defined in the Executive Incentive Plan).

         No bonuses were awarded under the Executive Incentive Plan in 1995.

         Stock Incentive Plan. The Company adopted a Stock Incentive Plan ("Stock Incentive Plan"), pursuant to which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, phantom stock units and similar awards may be made to officers and key employees, and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of the Company. The Stock Incentive Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of the Company. A total of 1.5 million shares of Common Stock have been reserved for issuance of stock options and restricted stock awards under the Stock Incentive Plan. The Company has proposed amending the Stock Incentive Plan to increase the number of shares issuable under the Stock Incentive Plan by one million shares of Common Stock. See "Proposal No. 3--Amendment to Stock Incentive Plan."

         The Stock Incentive Plan is administered by the Compensation Committee, no voting member of which may be an employee of the Company or eligible to receive awards under the Stock Incentive Plan. Options awarded pursuant to the Stock Incentive Plan are subject to vesting requirements established and ratified by the Compensation Committee. The Compensation Committee establishes the exercise price of all options granted under the Stock Incentive Plan, which generally will not be less than the market price of the Company's Common Stock subject to the option at the date of grant or the average market price of the Company's Common Stock over a period preceding or following the date of grant, as specified in the option.

         During 1995, grants were awarded to specific officers and key employees based on: (i) the salary ranges applicable to such officers and employees at the time of the award, and (ii) various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance. The Compensation Committee neither undertook a formal survey or analysis of options awarded by other companies nor established numerical targets or goals in determining these option awards.

         Awards granted under the Stock Incentive Plan are subject to acceleration in the event of a change in control of the Company and in certain other events as determined by the Compensation Committee, including retirement after age 65, death or disability. Pursuant to the Stock Incentive Plan, the Compensation Committee will review and may revise from time to time any of the vesting or other requirements as they apply to eligible participants.

         Compensation of the Chief Executive Officer. Michael J. Farrell served as the Chairman and Chief Executive Officer of the Company during 1995 and until his resignation effective April 3, 1996. Mr. Farrell's executive compensation was determined based upon his employment agreement with the Company. The Compensation Committee further authorized a retention payment in the amount of $300,000 on May 1, 1996 under the Company's executive retention program (see "--Executive Compensation--Retention Program"). During 1995, the Compensation Committee's compensation policies with respect to Mr. Farrell were based on various subjective factors such as Mr. Farrell's responsibilities as President and Chief Executive Officer, his performance and his contribution to the Company's performance. The Compensation Committee neither undertook a formal survey or analysis of compensation paid by other companies nor established numerical targets or goals in determining his compensation.

         Deductibility  of Compensation.  The Internal  Revenue  Service,  under
Section 162(m) of the Internal Revenue Code, will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Incentive Plan, the Company intends to endeavor to comply with the rules governing the Section 162(m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future (and no officer of the Company received compensation in 1994 which resulted under Section 162(m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its stockholders, in determining whether to endeavor to cause such compensation to be exempt from the Section 162(m) limitation.

         Submission of Report. This report is submitted by the members of the Compensation Committee, Nicholas J. Stanley and James P. Miscoll.

Performance Information

         Set forth in the table below is a comparison of the total stockholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the Dow Jones Equity Market Index (a broad equity market index which includes the stock of companies traded on the Nasdaq National Market System) and the Dow Jones Transportation Equipment Index (an index including manufacturers of locomotive component parts). The return shown in the table is based on the percentage change from April 26, 1994 (the date of the Company's commencement of its initial public offering) to December 31, 1994 and June 30, 1996.

MK Rail Corporation         Investment                    Date

                            $    100.00                   April 26, 1994
                            $     60.80                   December 31, 1994
                            $     24.18                   December 31, 1995
                            $     38.05                   June 30, 1996

Dow Jones Equity
   Market Index             Investment                    Date

                            $    100.00                   April 26, 1994
                            $    103.21                   December 31, 1994
                            $    142.60                   December 31, 1995
                            $    157.94                   June 30, 1996

                            Dow Jones Transportation Equipment Index

                            Investment                    Date

                            $    100.00                   April 26, 1994
                            $     92.11                   December 31, 1994
                            $     90.96                   December 31, 1995
                            $    100.29                   June 30, 1996

                               SECURITY OWNERSHIP


         As of August 23, 1996, there were 17,562,793 shares of the Company's Common Stock issued and outstanding. The following table sets forth the number and percentage of the Company's Common Stock known by management of the Company to be beneficially owned as of August 23, 1996 by (i) all stockholders who own 5% or more of the Company's Common Stock, (ii) all directors of the Company,
(iii) each current or former executive officer included in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated.



                                  Amount and
Name and Address of           Nature of Beneficial
Beneficial Owner                 Ownership(1)               Percent of Class
- ------------------------- ----------------------------- ------------------------

Morrison Knudsen(2)               11,149,000                     63.5%
The Crabbe Huson
  Special Fund, Inc.(3)            1,706,800                      9.7%
John C. Pope(4)                       60,000                       *
Gilbert E. Carmichael(5)              25,934                       *
Robert S. Miller, Jr.                      0                       0%
Michael A. Wolf(6)                   231,000                      1.3%
James P. Miscoll(7)                    6,000                       *
Nicholas J. Stanley(8)                 8,000                       *
Lee B. Foster II                           0                       0%
Joseph S. Crawford(9)                 38,712                       *
Joseph G. Fearon(10)                  46,034                       *
J. Jeremy T. Whatmough(11)            15,403                       *
Michael J. Farrell(12)                   493                       *
Thomas J. Reinecke(13)                25,470                       *
William J. Agee                            0                       0%
All Directors & Executive
Officers as a Group(14)              349,393                      2.0%
- ----------
* Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

     1 For purposes of this table, shares are considered "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

     2 The address of Morrison Knudsen is P.O. Box 73, Boise, Idaho, 83729. These shares are owned of record by Morrison Knudsen.

     3 The address of the Crabbe Huson Special Fund, Inc. is Suite 1400, 121 S.W. Morrison Street, Portland, Oregon 97204.

     4 The shares beneficially owned by Mr. Pope consist of 60,000 shares owned of record by him.

     5 The shares beneficially owned by Mr. Carmichael consist of 3,142 shares owned of record by him and 22,792 shares issuable to him upon the exercise of a currently exercisable option awarded to him under the Company's Stock Incentive Plan at exercise prices of $5.38 to $16 per share, which option expires April 26, 2004.

     6 The shares beneficially owned by Mr. Wolf consist of 100,000 shares owned of record by him; 50,000 shares held in a personal revocable trust; 5,000 shares held in an IRA account; and 76,000 shares owned by record by his wife.

     7 The shares beneficially owned by Mr. Miscoll consist of (i) 4,000 shares issuable to him upon the exercise of an option awarded to him under the Company's Stock Option Plan for Non-Employee Directors at an exercise price of $4.75 per share, which option is exercisable, and expires November 10, 2004, and (ii) 2,000 shares owned of record by the James P. Miscoll and Ingeburg W. Miscoll Trust, James P. and Ingeburg W. Miscoll, trustees, under which Mr. Miscoll, as trustee, shares voting and investment power with one other trustee.

     8 The shares beneficially owned by Mr. Stanley consist entirely of shares issuable to him upon the exercise of a currently exercisable option awarded to him under the Company's Stock Option Plan for Non-Employee Directors at an exercise price of $7.94 per share. This option expires April 28, 2004.

     9 The shares beneficially owned by Mr. Crawford consist of 1,212 shares owned of record by him and 12,500 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $10.13 per share, which option expires November 29, 2004 and 25,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $16 per share, which option expires April 24, 2004.

     10 The shares beneficially owned by Mr. Fearon consist of 1,034 shares owned of record by him and 30,000 shares issuable to him upon the exercise of a currently exercisable option awarded to him under the Company's Stock Incentive Plan at an exercise price of $16 per share, which option expires November 27, 1996.

     11 The shares beneficially owned by Mr. Whatmough consist of 403 shares owned of record by him and 15,000 shares issuable to him upon the exercise of a currently exercisable option awarded to him under the Company's Stock Incentive Plan at an exercise price of $10.125, which option expires October 31, 1996.

     12 The shares beneficially owned by Mr. Farrell consist of 493 shares owned of record by him.

     13 The shares beneficially owned by Mr. Reinecke consist of 25,470 shares owned of record by him.

     14 The shares beneficially owned by all directors and executive officers as a group include shares owned of record as well as shares issuable to the beneficial owners upon the exercise of options awarded under either the Company's Stock Incentive Plan or the Company's Stock Option Plan for Non-Employee Directors, which options are exercisable currently or within 60 days. Persons who were not serving as directors or executive officers as of August 23, 1996 are not included in this group.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transfer of the Business by Morrison Knudsen to MK Rail

         The design, manufacture and distribution of locomotive component parts, the provision of locomotive fleet maintenance services and the manufacture and remanufacture of locomotives currently carried on by the Company (individually and collectively, the "Business") previously had been conducted through various divisions and subsidiaries of Morrison Knudsen. In April 1994, Morrison Knudsen and MK Rail entered into a Transfer Agreement ("Transfer Agreement") pursuant to which MK Rail became the successor to the Business. In particular, MK Rail succeeded to (i) all of the assets of Morrison Knudsen principally related to the Business and (ii) all liabilities and obligations (of any nature or type whatsoever and whether arising prior to or after the date of transfer) relating to, arising out of or resulting from the conduct of the Business or the use, ownership or operation of any of the assets associated therewith, including, but not limited to: (a) all liabilities and obligations which are set forth, reflected, disclosed or reserved for on the balance sheet of the Company (or if not so reflected (as a result of the nature of such liability or otherwise), could be reflected in accordance with applicable accounting standards at any time prior to or after the date of any such balance sheet); (b) all liabilities and obligations which relate to, arise out of or result from any contract, lease, agreement, permit or other understanding, arrangement or obligation relating to, arising out of or resulting from the Business; (c) all warranty, performance or similar obligations (whether arising under contract, implied by law or otherwise) relating to products or services of the Business; (d) all liabilities and obligations under litigation pending at the time of the transfer or any future claim, suit or arbitration relating to, arising out of or resulting from the conduct of the Business or the use, ownership or operation of the assets associated therewith; and (e) the liabilities and obligations assumed by or agreed to be performed by MK Rail pursuant to certain other agreements entered into with Morrison Knudsen in connection with the Transfer Agreement, as described below (collectively, the "Assumed Liabilities").

         The Transfer Agreement further provides that MK Rail will indemnify, defend and hold harmless Morrison Knudsen and its directors, officers, employees and agents from and against any and all losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and costs) relating to, arising out of or resulting from (i) any of the Assumed Liabilities, and (ii) the breach of any representation, warranty, covenant or agreement of the Company contained in the Transfer Agreement or in certain related agreements, as described below.

         Simultaneously with the transfer of the assets, Morrison Knudsen and the Company entered into an Environmental Liability Transfer Agreement pursuant to which the Company, without in any way limiting its obligations under the Transfer Agreement, assumed all environmental liabilities and obligations (of any nature or type whatsoever and whether arising prior to, on or after the date of transfer) relating to, arising out of or resulting from the conduct of the Business or the use, ownership or operation of the assets associated therewith, including the costs of complying with a Post Closure Permit issued by the Idaho Department of Health and Welfare, Division of Environmental Quality and the Environmental Protection Agency, relating to the discharge of hazardous waste from the Company's Boise Locomotive Plant. The Environmental Liability Transfer Agreement provides that the Company will indemnify and hold Morrison Knudsen harmless from and against any and all costs, losses or other damages associated with the environmental liabilities assumed by MK Rail.

         As a further part of this transfer, Morrison Knudsen and the Company entered into an Employee Transfer and Benefits Agreement ("Employee Transfer Agreement"), under which active employees employed in the Business continue to participate in one or more benefit plans and programs of Morrison Knudsen, and Morrison Knudsen charges the Company for all direct costs and expenses associated with such continued participation. Upon the sale of its Common Stock in April 1994, the Company was further required to offer to employ, at no less than the current salary, wage rates, grade levels and plant locations, all active employees currently employed by the Business. The Company assumed the collective bargaining agreement with Local No. 370 of the International Union of Operating Engineers with respect to the Boise Locomotive Plant. As part of the Employee Transfer Agreement, the Company further agreed to indemnify and hold Morrison Knudsen harmless from and against any and all costs, charges and liabilities (of any nature or type whatsoever and whether arising prior to, on or after the date of transfer) with respect to any transferred employee, including matters arising under employee benefit plans, wage and hour laws, workers' compensation and similar statutes, accrued vacation and severance liability, and sexual harassment and anti-discrimination laws, excluding, however, Morrison Knudsen's obligations under certain stock options and restricted stock awards granted to executive employees.

Agreements with Morrison Knudsen

         On June 15, 1995, in order to settle their good faith dispute regarding the intercompany account and the various transactions related thereto, the Company and Morrison Knudsen entered into a Global Settlement Agreement (the "Global Settlement Agreement") under which the Company's net intercompany account has been reduced by $29.5 million (from $81.7 million immediately prior to settlement to $52.2 million).

         The $52.2 million balance of the net intercompany account is evidenced by an unsecured promissory note bearing interest at the prime rate and payable in annual installments equal to the lesser of (i) $10.4 million or (ii) such amount as the Company is permitted to pay under any of its credit facilities with institutional lenders, payable on the last business day of each March (or as soon thereafter as is permitted under any such credit facility) until fully paid.

         The Company has also agreed pursuant to the Global Settlement Agreement that, if Morrison Knudsen sells all of its interest in the Company to an unaffiliated purchaser, such purchaser will be entitled to designate a proportionate share of the Company's Board of Directors equal to the percentage purchased with designees that are acceptable to the Board of Directors. Each of the parties has further agreed to fully release the other and all successors, predecessors, subsidiaries, stockholders, affiliates, control persons and present and former directors, officers, employees and agents in respect of all claims which have arisen or hereafter arise respecting the parties, excepting certain individuals and certain matters involving future breaches of existing agreements, and, in the case of the Company's obligations to Morrison Knudsen, also excepting, among other things, the Company's obligations to indemnify Morrison Knudsen under the Transfer Agreement or other agreements and certain other existing obligations of the Company to Morrison Knudsen under the Registration Rights Agreement (discussed below), the Tax Agreement (discussed below), the Environmental Liability Transfer Agreement and the Employee Transfer Agreement.

         Amounts in the intercompany account relate to various items, including advances made to the Company by Morrison Knudsen for working capital requirements, capital equipment and research and development, and charges for goods and services provided by Morrison Knudsen to the Company, net of repayments made by the Company for goods and services provided to Morrison Knudsen by the Company.

         On June 20, 1996, the Company executed a definitive agreement to repurchase the debt the Company owes to Morrison Knudsen, pursuant to a Note Cancellation and Restructuring Agreement dated June 20, 1996 by and among the Company and Morrison Knudsen, which has been amended by an amendment dated as of July 25, 1996 (the "Note Cancellation Agreement"). Under the Note Cancellation Agreement, the Company is to repurchase the debt, which had as of June 1, 1996 an outstanding balance including accrued interest of approximately $56.2 million ($56.6 at June 30, 1996), for a total of $34.5 million.

         The net reduction in the debt of $21.7 million, net of deferred taxes and transaction costs, will be recorded as a capital contribution. Pro forma balance sheet information, assuming the transaction had closed on June 20, 1996, would be as follows:

                                                                    June 30,
                                         June 30,     Pro forma       1996
                                           1996      adjustment     Pro forma
                                           ----      ----------     ---------
                                                    (in millions)

Other current assets                   $    3.6      $    (.6)    $    3.0
Deferred income tax asset                  25.6          (8.5)        17.7
Current portion of note payable
  to Morrison Knudsen                     (52.1)         52.1          ---
Revolving credit agreement                (17.5)        (34.5)       (52.0)
Accounts payable - Morrison Knudsen        (4.5)          4.5          ---
Equity                                    (99.6)        (13.0)      (113.2)

         The Note Cancellation Agreement provides that a first installment of $6.9 million (plus interest calculated at prime from the date of execution of the Note Cancellation Agreement) is to be paid into a Bankruptcy Court approved escrow 10 days after Morrison Knudsen has obtained Bankruptcy Court approval of the transaction ("Bankruptcy Court Approval"). A second installment in the amount of $27.6 million is to be paid to Morrison Knudsen on the date that is both (a) 10 days after confirmation of a Plan of Reorganization that includes certain provisions integrating the transactions into the Plan (a "Conforming Plan") that has not been stayed or set aside and (b) on which all conditions to the effectiveness of the Conforming Plan, other than payment of the note cancellation installments, have been satisfied (referred to as the "Disbursement Condition"). In addition, the Company's obligation to pay the second installment is subject to a condition, which the Company can waive, that the Company has sold Alert and M.K. Gain S.A. de C.V. ("MK Gain") pursuant to terms and at prices satisfactory to the Company in its sole discretion. On the date the Disbursement Condition is satisfied, the first installment is also to be paid to Morrison Knudsen out of escrow (if the Bankruptcy Court Approval has been obtained) or directly by MK Rail (if the Bankruptcy Court Approval has not been obtained).

         The Note Cancellation Agreement also provides that if the Company has not consummated the Alert and MK Gain transactions on or before the later of August 30, 1996 or the date the Disbursement Condition is satisfied, the Company must waive the condition that those transactions be consummated and close the note cancellation, or Morrison Knudsen can terminate the Note Cancellation Agreement. If, by December 31, 1996, the transaction has not fully closed for any reason other than a default by Morrison Knudsen, subject to certain notification provisions, Morrison Knudsen can terminate the Note Cancellation Agreement if the Company does not elect to proceed and close the transactions.

         It is anticipated that the Disbursement Condition will be satisfied during the third quarter of 1996. The Company has consummated the Alert transaction. The Company has not entered into an agreement regarding the sale of MK Gain and does not anticipate selling MK Gain at this time. The Company is in the process of attempting to arrange to make the payments required under the Note Cancellation Agreement from financing and working capital sources, in which case it will waive the condition to sell MK Gain.

Locomotive Remanufacturing Agreement

         In connection with the Company's contract with Southern Pacific Lines ("Southern Pacific") for the delivery of 133 remanufactured locomotives, the Company entered into an agreement with Morrison Knudsen pursuant to which Morrison Knudsen's Hornell, New York plant supplied 42 of the remanufactured locomotives during 1994 and the first quarter of 1995. In October 1994, the Company and Morrison Knudsen entered into an agreement whereby Morrison Knudsen agreed to indemnify the Company for its then estimated losses of $3.8 million for the 91 locomotives which had been or were to be remanufactured by the Company under this contract. The Company ultimately sustained additional losses of $8.2 million in fulfilling its obligations under this contract.


Covenant Not To Compete

         The Transfer Agreement contains a covenant not to compete ("Covenant Not To Compete"), pursuant to which Morrison Knudsen has agreed, subject to certain exceptions, not to engage in the Business for a period of 10 years anywhere in the world. Morrison Knudsen is not precluded by the Covenant Not To Compete from (a) continuing all activities currently conducted by Morrison Knudsen and its affiliates which are not included in the Business, (b) producing 42 of the 133 remanufactured locomotives under the remanufacturing agreement with Southern Pacific, (c) owning any equity securities of MK Rail, (d) owning less than 5% of the outstanding equity securities of any person that derives more than 10% of its total revenues or gross profit from the conduct of the Business, (e) owning any equity securities of any person that derives less than 10% of its total revenues or gross profit from the conduct of the Business, (f) making any acquisition of any person that is engaged in the Business, if Morrison Knudsen will hold separate the affected part of the acquired person and will dispose of such affected part to an independent third party within a reasonable period of time (not to exceed two years), and (g) performing its obligations under any of the agreements between MK Rail and Morrison Knudsen.

Intellectual Property Agreements

         As part of the Transfer Agreement, Morrison Knudsen assigned to the Company four U.S. patents and three patent applications relating to certain locomotive-related inventions. In addition, the parties entered into a Service Mark and Trademark License Agreement pursuant to which Morrison Knudsen granted to MK Rail an exclusive, royalty-free license to use "Morrison Knudsen," "MK" and the "MK" logo as a trademark for railway locomotives and related component parts and as a service mark for the manufacture, remanufacture and repair of locomotives and related component parts.

Registration Rights Agreement

         In connection with the initial public offering by the Company of its Common Stock in April 1994, the Company entered into a Registration Rights Agreement ("Registration Rights Agreement") with Morrison Knudsen designed to enable Morrison Knudsen to effect the registration of shares of Common Stock held by Morrison Knudsen. The Registration Rights Agreement contemplated that (subject to the agreement of Morrison Knudsen not to sell any shares of Common Stock for a period of 180 days after the date of the stock offering) Morrison Knudsen may (i) require the Company to take actions necessary to permit Morrison Knudsen to sell the shares of Common Stock held by Morrison Knudsen (but not more often than once each year) and (ii) include shares held by it in any registration, subject to certain exceptions, to be effected by the Company. Other than fees of Morrison Knudsen's counsel and applicable filing fees and underwriting discounts, MK Rail is obligated to pay all fees and expenses in connection with any registration effected under the Registration Rights Agreement.

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Sale of Australian Operations

         Due to a decline in business activities in Australia and a lack of future business prospects, the Board examined its alternatives with respect to its Morrison Knudsen Corporation of Australia Limited subsidiary ("MKA") and other Australian operations. On June 15, 1995, the Company entered into an agreement with Morrison Knudsen for the sale by the Company of all of its Australian operations. Under the terms of this agreement, in July 1995, the Company (i) transferred to MKA the locomotive cores and other locomotive assets located in Australia which were owned by the Company, (ii) assigned all of the common stock of MKA to Morrison Knudsen, (iii) discharged all of MKA's indebtedness to the Company, and (iv) granted to MKA an exclusive three-year distributorship for the Company's products in Australia, New Zealand and Malaysia, subject to satisfaction of certain sales volume requirements. The Company received a nominal cash payment and $3 million in liquidation value of MKA's redeemable preferred stock bearing a 9% cumulative dividend. Due to the business uncertainties associated with MKA, the Company has valued this stock at zero.

Tax Agreement

         In February 1994, the Company entered into a Tax Matters Agreement ("Tax Agreement") with Morrison Knudsen which generally provides that Morrison Knudsen shall be responsible for, shall indemnify and hold the Company harmless in respect of, and shall be entitled to any refunds with respect to, all income taxes (including any interest and penalties) of the Company for which Morrison Knudsen and the Company have filed a consolidated tax return for any taxable period ending on or prior to the consummation of the initial public offering of the Company's Common Stock in April 1994, with the exception of any such income taxes (but not interest or penalties) of the Company which are attributable to increases in the Company's taxable income arising out of adjustments to items of the Company's income, deductions, gains, losses or credits in any such period for which an offsetting adjustment will be available to the Company in a period ending after the consummation of the stock offering. Further, within one year after the consummation of the offering, the Company was required to pay to Morrison Knudsen (or Morrison Knudsen was required to pay to the Company) the amount by which net consolidated income taxes paid by or charged to the Company plus the amount of tax benefit received by Morrison Knudsen from the use of any losses or credits of the Company for taxable periods ending on or prior to the offering, as reduced by payments previously made through the intercompany account, is less than (or exceeds) the amount of income taxes for which the Company would have been liable during such periods if it had determined its liability for such taxes on a stand-alone basis.

Stockholder Rights Plan

         Effective as of January 19, 1996, the Board of Directors of the Company adopted a Stockholder Rights Plan and declared that a dividend of one share purchase right ("Right") be distributed on each outstanding share of the Company's Common Stock to stockholders of record as of the close of business on January 30, 1996. The complete terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of January 19, 1996 between the Company and Chase Mellon Shareholder Services, L.L.C., formerly known as Chemical Mellon Shareholder Services, L.L.C. Each Right entitles the registered holder to purchase from the Company one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share ("Preferred Stock"), or, in certain circumstances, shares of Common Stock, other securities, and/or cash or other property, at a purchase price of $16.00 per share of Preferred Stock (or, when applicable, Common Stock, securities, cash, and/or other property), subject to adjustment.

         On April 5, 1996, the Company entered into an Amendment to the Rights Agreement (the "First Amendment"). The First Amendment provides that certain creditors of Morrison Knudsen Corporation ("Morrison Knudsen") will not be deemed to be affiliates or associates of each other or of Morrison Knudsen (and thus will not be treated as having common ownership of the Company's common stock for purposes of calculating beneficial ownership under the Rights
Agreement) solely by reason of any negotiations among such creditors and/or Morrison Knudsen in connection with a restructuring or reorganization of Morrison Knudsen. The First Amendment also confers upon the Company's Board of Directors exclusive authority to interpret and administer the Rights Agreement and to make all determinations deemed necessary or advisable for its administration, including a determination to redeem or not redeem the Rights, to exchange or not exchange the Rights or to supplement or amend the Rights Agreement.

         On June 20, 1996, the Company entered into a Second Amendment to the Rights Agreement (the "Second Amendment"). As a result of the Second Amendment, the Rights will be exercisable and will trade separately from the Company's common stock if a person or a group of persons becomes the beneficial owner of 15 percent or more of the Company's common stock (rather than 10 percent or more, as was previously provided), or if a person commences a tender offer or exchange offer, the consummation of which would result in such person being the beneficial owner of 15 percent or more of the common stock (rather than 10 percent or more, as was previously provided). The Second Amendment also provides that a merger of Morrison Knudsen will not constitute a "change of control event" as defined in the Rights Agreement, provided certain conditions are satisfied, including prompt distribution of the Company's common stock. In addition, the Second Amendment permits the solicitation of votes and the voting with respect to the plan of reorganization of Morrison Knudsen and the execution of the Note Cancellation Agreement and the Stockholders Agreement.

Policy Respecting Affiliate Transactions

         In 1994, the Company's Board of Directors adopted a policy for the Company that provides that the Company will not enter into a transaction with an affiliate unless the terms of such transaction are no less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with an unaffiliated person.

Certain Acquisition Arrangements with Executive Officers and Former Executive Officers

         Michael J. Farrell (formerly President, Chief Executive Officer and Director of the Company), Thomas J. Reinecke (formerly Executive Vice President of the Company) and Theodore E. Nelson (President of Touchstone, Inc. and formerly Senior Vice President of the Company) each are subject to 10-year non-competition agreements entered into in connection with Morrison Knudsen's acquisition of Motor Coils in 1991 (with respect to Messrs. Farrell and Reinecke) and of Touchstone in 1994 (with respect to Mr. Nelson). Messrs. Farrell and Reinecke are to receive a total of $1.25 million each from Motor Coils under their agreements, $750,000 of which remains to be paid to each of them over the next five years in consideration of their non-competition covenants. Under his agreement, Mr. Nelson has received a restricted stock award of $1 million worth of Morrison Knudsen Common Stock in consideration of his non-competition covenant, which vests 10% each year for 10 years. As part of the transfers provided in the Transfer Agreement, Morrison Knudsen has assigned to MK Rail all of its right, title and interest in these agreements, including the benefit of the non-competition covenants. The obligation to make the foregoing cash payments to Messrs. Farrell and Reinecke and to release the restricted stock from escrow to Mr. Nelson, however, will remain with Motor Coils and Morrison Knudsen, respectively.

Leases with Certain Former Executive Officers

         The Company leases 21,772 square feet of office space at 1200 Reedsdale Street, Pittsburgh, Pennsylvania for use as its corporate headquarters from M & T Partners, a general partnership of which Michael J. Farrell (formerly President, Chief Executive Officer and Director of the Company) and Thomas J. Reinecke (formerly Executive Vice President of the Company) are the sole general partners. The lease is on a month-to-month basis subject to extension to a 10-year term at the option of the Company under certain circumstances. The lease provides for monthly rental payments of $13,322.

         The Company's Motor Coils subsidiary leases 61,777 square feet of office space and 57,000 square feet of warehouse space at 1200 Reedsdale Street, Pittsburgh, Pennsylvania from M & T Partners pursuant to a lease having a 15-year term expiring in July 2006. The lease provides for monthly rental payments of $17,555 for the office space and $10,688 for the warehouse space. In addition, Motor Coils leases 71,950 square feet of warehouse/manufacturing space at 31st Street in Pittsburgh, Pennsylvania from Pittsburgh Flatroll Company pursuant to a month-to-month lease. The lease provides for monthly rental payments of $11,992. Pittsburgh Flatroll Company is wholly-owned by Michael J. Farrell and Thomas J. Reinecke.

         Management believes that the rentals under these leases are not in excess of market rates, and that the month-to-month term of the office lease, with the right at the election of the Company to convert to a 10-year term, is favorable to the Company. Michael J. Farrell was formerly the President, Chief Executive Officer and a Director of the Company. Thomas J. Reinecke was formerly an Executive Vice President of the Company.

Legal Services

         Michael A. Weiss, who was appointed Secretary of the Company in March 1995, is a shareholder of DK&W, general counsel to the Company. DK&W receives fees for rendering legal services to the Company at its standard rates. In 1995, DK&W billed the Company $3.6 million for fees and expenses.


                             STOCKHOLDERS' PROPOSALS

         To be considered for inclusion in the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be sent to the Company (directed to the attention of Vice President of Investor and Public Relations) at 1200 Reedsdale Street, Pittsburgh, Pennsylvania 15233, for receipt not later than March 1, 1997.


                            GENERAL AND OTHER MATTERS

         Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

         The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

         Upon written request to the Company (directed to the attention of Vice President of Investor and Public Relations at 1200 Reedsdale Street, Pittsburgh, Pennsylvania 15233) by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the stockholder requesting the same.


                                          By the Order of the Board of Directors




                                          Michael A. Weiss, Secretary
Pittsburgh, Pennsylvania
September __, 1996

                                                                    PRELIMINARY


                               MK Rail Corporation
                Annual Meeting of Stockholders, October 30, 1996

The undersigned hereby appoints William D. Grab and Michael A. Weiss, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MK Rail Corporation (the "Company") standing in the name of the undersigned on September 13, 1996, or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Stockholders of the Company to be held October 30, 1996 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing, the matters described on the reverse side of this Proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting on any proposal or may withhold authority to vote for any nominee(s) by so indicating on the reverse side.


              THIS PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Please mark each box with an "x".

          The Board of Directors Recommends a Vote "For" all proposals.


1.       Election of Directors:  (John C. Pope and Nicholas J.
         Stanley have been nominated)

         FOR          Withheld         Withheld for the following
                      for all          following (write the
                                       nominee's name in the
                                        space below)

         |_|          |_|              __________________________________


2.       Amend Certificate of Incorporation

         FOR          Against          Abstain
         |_|          |_|              |_|

3.       Amend Stock Incentive Plan

         FOR          Against          Abstain
         |_|          |_|              |_|

4.       Amend Stock Option Plan for
         Non-Employee Directors

         FOR          Against          Abstain
         |_|          |_|              |_|

5. Ratify appointment of Deloitte & Touche LLP as independent certified public accountants

         FOR          Against          Abstain
         |_|          |_|              |_|

6. In their discretion, proxies shall be authorized to vote upon such other matters as may properly be brought before the meeting or any adjournment thereof

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.



When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.


Dated:_______________________________


_____________________________________
Signature:


_____________________________________
Signature if held jointly



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